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                      ADDENDUM TO STOCK PURCHASE AGREEMENT

       This is an addendum to that certain Stock Purchase Agreement dated as of November 10, 2000, by between and among CALIFORNIA SOFTWARE CORPORATION ("Buyer"), UNIBOL, LTD ("Company"), UNICOMP COMPUTING GROUP LTD ("Shareholder") and UNICOMP, INC. ("Parent"), said Stock Purchase Agreement being herein called the Agreement.

     The parties to the Agreement desire to amend the Agreement as set forth herein (Section references are to the specifically identified sections in the Agreement).

1. The name of the "Shareholder" in the beginning of the STOCK PURCHASE AGREEMENT should be changed from "ICS COMPUTING GROUP LTD" to UNICOMP COMPUTING GROUP LTD.
2. Section 2.1 (c) of the Agreement is hereby amended by deleting the phrase, "which payment shall be expressly conditioned upon the execution, delivery and closing of the Merger Agreement between Parent and Buyer." and inserting in lieu thereof the phrase, "if the Merger Agreement has not been executed, delivered and closed within six (6) months after the Closing Date."
3. In the introduction to Section 3, after the words, "Disclosure Schedule", the following parenthetical phrase shall be inserted, "(which, notwithstanding anything to the contrary set forth herein, may be delivered to Buyer within thirty (30) days after the Closing Date)".
4. Section 4.5 is hereby amended by adding the following to the end therof, "and shall not be resold or otherwise disposed of by Buyer for a period of not less than one year after the Closing Date".
5.  Section 5.1 is hereby deleted.
6. Section 5.9 is hereby amended by deleting the phrase "simultaneously with this Agreement", and inserting in lieu thereof, "mutually agreeable to the parties within thirty (30) days after the Closing Date".
7.  A new Section 5.10 is hereby added, as follows: "Buyer shall cause Stephen
    A. Hafer to continue to serve on the Board of the Company, and to serve as its Chairman and Chief Executive Officer, for a period of not less than six
    (6) months after the Closing Date. Mr. Hafer is further hereby granted the sole and exclusive right to vote the outstanding shares of the Company for such period of time." Section 9.1 (g) is hereby deleted.
8. Except as hereby amended, the Agreement shall be unchanged and in full force and effect.

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS ADDENDUM AS OF NOVEMBER 10, 2000.

CALIFORNIA SOFTWARE               UNICOMP, Inc.                  Unibol, LTD
CORPORATION

By                                By                             By
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                                         UNICOMP COMPUTING GROUP LTD


                                         By
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